December 9, 1997





Mr. Bernard Gutman
1950 South Ocean Drive, Apt. 21G
Hallandale, FL  33009

Dear Bernie:

This letter will memorialize the understanding the Company has reached with you with regard to consulting services. In the year beginning October 1, 1997 and ending September 30, 1998, the Company, when deemed necessary, shall have the ability to seek your advice and counsel, and you shall make yourself reasonably available either in person or by telephone. The fee for such consulting services shall be $2,000 a month.

If, at the time required for payment of such consulting fees, the Company does not have sufficient cash flow to pay these fees, you agree that such fees, in whole or in part, shall be deferred and accrued until such time as the Company is reasonably able to pay all or part of the deferred and accrued fees.

The annual renewal of this agreement will be at the Company's option.

Very truly yours,


/S/ Herbert M. Reichlin
Herbert M. Reichlin
Treasurer and Chief Operating Officer


HMR:car